Exhibit 5.1

[Letterhead of Pringle & Herigstad]

September 3, 2010
Investors Real Estate Trust
3015 16th Street SW, Suite 100
Minot, North Dakota  58701

Investors Real Estate Trust
7,000,000 Common Shares of Beneficial Interest

We have acted as special counsel to Investors Real Estate Trust, a real estate investment trust organized under the laws of North Dakota (the “Trust), in connection with the Trust’s Registration Statement on Form S-3 filed on the date hereof by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the Trust’s registration of up to 7,000,000 common shares of beneficial interest, no par value (the “Shares”) issuable in connection with the Trust’s Distribution Reinvestment and Share Purchase Plan (the “Plan”).

In our capacity as counsel to the Trust and for purposes of rendering this opinion, we have examined and relied upon, among other things, such documents and records of the Trust and certificates of its officers and of public officials as we have deemed necessary for purposes of the opinions expressed below.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

The opinions set forth in this letter are based upon and are limited solely to the laws of the State of North Dakota, and we express no opinion herein concerning the laws of any other jurisdiction.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the laws of the State of North Dakota, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of North Dakota, we do not express any opinion on such matter.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.
The Trust is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of North Dakota, and is in good standing with the office of the Secretary of State of North Dakota; and

2.
The issuance of the Shares has been duly authorized by the Trust and, when and to the extent issued and delivered against payment therefore in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes I the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” therein.

Very truly yours,
PRINGLE & HERIGSTAD, P.C.

By /s/ David Hogue
David Hogue